Exhibit 99.1

Cash America Reports First Quarter Financial Results Will Exceed Expectations

FORT WORTH, Texas--(BUSINESS WIRE)--April 10, 2014--Cash America International, Inc. (NYSE: CSH) announced today that it anticipates earnings for the first quarter ended March 31, 2014 to be above its previously announced expectations for earnings per share. Management expects that net income per share will be in the range of $1.50 to $1.55 per share for the first three month period of 2014, which exceeds the $1.25 per share that was the top of its previously published estimate for the first quarter of 2014. Financial results for the first quarter were above management’s expectations due primarily to lower loan losses in the Company’s online consumer loan portfolio, greater retail sales net proceeds and better operating efficiencies in its retail lending services business.

Cash America will conduct a conference call to discuss its first quarter earnings on Thursday, April 24, 2014, at 7:00 AM CST. During that call management will address details about the trends and results that contributed to the Company’s financial performance that exceeded previous expectations. In addition, management will discuss its outlook for the remainder of 2014; however, at this time management does not anticipate that it will significantly modify its full year 2014 published range of estimated earnings per share.

In addition to the announcement of revised expectations for first quarter 2014 earnings per share, the Company also is reporting in a separate press release that its board of directors has authorized the evaluation of potential strategic alternatives, including a tax-free spin-off, for the separation of its online lending business that comprises its e-commerce division, Enova International, Inc. The potential separation will also be discussed on the April 24th conference call.

About the Company

As of December 31, 2013, Cash America International, Inc. (the “Company”) operated 1,006 total locations offering specialty financial services to consumers, which included the following:

  869 lending locations in 22 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;”
  47 pawn lending locations in central and southern Mexico under the name “Cash America casa de empeño;” and
  90 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 13 states in the United States under the name “Mr. Payroll.”

Additionally, as of December 31, 2013, the Company offered consumer loans over the Internet to customers:

  in 32 states in the United States at http://www.cashnetusa.com and http://www.netcredit.com;
  in the United Kingdom at http://www.quickquid.co.uk, http://www.quickquidflexcredit.co.uk, and http://www.poundstopocket.co.uk;
  in Australia at http://www.dollarsdirect.com.au; and
  in Canada at http://www.dollarsdirect.ca.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.poundstopocket.co.uk
http://www.enova.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.netcredit.com	http://www.quickquidflexcredit.co.uk
http://www.cashlandloans.com	http://www.mrpayroll.com
http://www.quickquid.co.uk

Forward-Looking Statements

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of, compliance with or changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business or changes in the interpretation or enforcement thereof; the regulatory and examination authority of the Consumer Financial Protection Bureau in the U.S. and the UK Financial Conduct Authority; changes in the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; risks related to the potential separation of the Company’s online lending business that comprises its e-commerce division, Enova International, Inc.; the Company’s ability to process or collect consumer loans through the Automated Clearing House system; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; public perception of the Company’s business, including its consumer loan business and its business practices; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company, its products or its arbitration agreements; fluctuations, including a sustained decrease, in the price of gold or deterioration in economic conditions; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; changes in demand for the Company’s services and changes in competition; the Company’s ability to maintain an allowance or liability for estimated losses on consumer loans that are adequate to absorb credit losses; the Company’s ability to attract and retain qualified executive officers; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; interest rate and foreign currency exchange rate fluctuations; changes in the capital markets, including the debt and equity markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber-attacks or fraudulent activity; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100